Exhibit 99.1

CONTACT:  James McCabe (914) 461-1300

RELEASE DATE:  September 26, 2008

FOR IMMEDIATE RELEASE

WHX CORPORATION ANNOUNCES CLOSING
AND RESULTS OF RIGHTS OFFERING

PROCEEDS FROM THE RIGHTS OFFERING APPROXIMATELY $156 MILLION

White Plains, New York – September 26, 2008 – WHX Corporation (Pink Sheets: WXCP.PK) (the “Company” or “WHX”) today announced the completion of its previously announced rights offering, which expired at 5:00 p.m. (EST) on September 25, 2008.  The Company sold 111,784,591 shares of its common stock to existing stockholders through the exercise of rights at a subscription price of $1.40 per share, for an aggregate purchase price of approximately $156,498,427.  Steel Partners II, L.P., or Steel Partners, the Company’s largest stockholder, subscribed for 86,309,098 shares of the Company’s common stock for an aggregate purchase price of approximately $120,832,737, pursuant to its basic and applicable oversubscription privileges.  After giving effect to the rights offering, Steel Partners will hold 75% of the outstanding shares of common stock of the Company.

The Company intends to use the proceeds of the rights offering to (i) make partial payments to certain senior lenders to certain wholly-owned subsidiaries of the Company in the aggregate principal amount of up to $15 million, (ii) redeem preferred stock issued by a wholly-owned subsidiary of the Company, which is held by Steel Partners II, (iii) repay Company indebtedness to Steel Partners, and (iv) repay indebtedness of certain wholly-owned subsidiaries of the Company to Steel Partners.

About the Company

WHX is a diversified industrial products manufacturing company focused on niche industrial products with strong regional and global customer demand. WHX delivers value to its customers and stakeholders through the WHX Business System. WHX’s companies manufacture and sell precious metal brazing products; engineered materials for the roofing, construction, natural gas, electric, and water industries; specialty tubing products and precision electroplated materials and stamped parts. WHX also manufactures and distributes high performance materials for the printed circuit board industry and silicone rubber-based insulation materials for industrial, military/aerospace and commercial markets; adhesive coated vinyl films and custom-engineered laminates, foils, foams and papers for industrial, consumer and commercial markets; and meat room cutting products and services to retail food stores and meat, poultry and fish processing plants.

Forward-looking statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. Investors are cautioned that all forward-looking statements involve risks and uncertainty, including without limitation, general economic conditions, the ability of the Company to market and sell its products, and the effects of competition and pricing. Although the Company believes that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could be inaccurate, and therefore, there cannot be assurance that any forward-looking statements included in this press release will prove to be accurate. In light of the significant uncertainties inherent in any forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by the Company or any other person that the objectives and plans of the Company will be achieved.